AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (herein, together with all Exhibits, "Agreement") is entered into as of January 19, 2011 by and between Global Arena Holding Subsidiary Corp., a Delaware corporation ("Global Arena") and China Stationery and Office Supply, Inc., a Delaware corporation ("China Stationery").

This Agreement sets forth the terms and conditions upon which Global Arena will merge with and into China Stationery (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of all outstanding shares of $.0001 par value common stock of Global Arena ("Global Arena Stock") into eighteen million (18,000,000) shares of voting $.0001 par value common stock of China Stationery ("China Stationery Common Stock") (together, the "Merger Consideration").

The parties intend the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")

	In consideration of the mutual promises and covenants contained herein, China Stationery and Global Arena agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

	"Charter Documents" shall mean the Articles or Certificate of Incorporation and the Bylaws of the applicable corporation.

	"Closing" means the delivery and execution of all monies, common stock, agreements, consents, exhibits and any other documents to and from all parties.

	"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

	"GAAP" means generally accepted accounting principles, as that term is defined by the Institute of Certified Public Accountants under the first standard of reporting under its generally accepted accounting standards.

     "Income Tax" means any federal, state, local or foreign Tax or Taxes (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes, if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in (i) above.


     "Income Tax Return" includes all Tax Returns relating to Income
Taxes.

	"Intellectual Property" means (i) patents, patent applications and statutory invention registrations, in each case in the United States and all other countries, (ii) any trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, including any registrations and applications for registration of any of the foregoing in the United States and any foreign country, (iii) all rights under the copyright laws of the United States and all other countries, including, without limitations, all copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) all confidential and proprietary information, including trade secrets and know-how.

	"Knowledge" of China Stationery of or with respect to any matter means that any of the executive officers, directors of China Stationery has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of Global Arena of or with respect to any matter means that any of the executive officers, directors of Global Arena has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

	"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including Judgments.

	"Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

	"Software" of a party means all material computer software owned, controlled or licensed by or on behalf of such party and used, manufactured, distributed, sold, licensed or marketed by such party.

      "Stockholders Group" means any affiliated group" (a defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the stockholders or any predecessor of or successor to the stockholders (or another such predecessor or successor).

     "Surviving Corporation" means China Stationery and Office Supply,
Inc.



     "Tax" (including, with correlative meaning, the terms "Taxes" and Taxable") includes all federal, state, local and foreign income tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for taxes of another person by contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local, or foreign law provision, or otherwise.

     "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     "Treasury Regulations" means the regulations prescribed under the Code.


ARTICLE 2
Merger

Section 2.1   Merger.   Subject to the terms and conditions contained
in this Agreement, Global Arena will be merged by statutory merger with and into China Stationery pursuant to the Merger Agreement at a Closing at the Effective Time of the Merger as defined in the Merger Agreement. In the Merger, each share of Global Arena outstanding immediately prior to the effective time of the Merger will be converted into and exchanged for 1.5 common shares of China Stationery Common Stock.

Section 2.2   Name Change.   The name of the Surviving Corporation
shall be amended to be Global Arena Holding Corp.

Section 2.3	Reverse Stock Split.	China Stationery shall effectuate a
1 for 20 reserve stock split on its issuance and outstanding common shares. As a result, at the time of the Merger, there shall only be four hundred nine thousand, five hundred twenty four (409,524) common shares issued and outstanding in China Stationery.

Section 2.4   The Closing.

Subject to the terms of this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Global Arena at such time and date as the parties may mutually agree
(the "Closing Date").   Notwithstanding the foregoing, for purposes of
allocating profits and/or losses of China Stationery only, the effective date for change of control shall be deemed to be February 19, 2011.

Prior to Closing, all instruments and documents shall be held in escrow with Jody M. Walker, Attorney At Law as escrow agent.

At the Closing, China Stationery shall deliver to Global Arena:

The Merger Consideration (as defined in Section 2.1)

China Stationery's Certificates referred to in Section 6.1(d);

Such other instruments and documents, in form and substance reasonably acceptable to Global Arena, as may be necessary to affect the Closing.

At the Closing, Global Arena shall deliver to China Stationery:

Global Arena's Certificate referred to in Section 6.2(d);

The stockholder certificates evidencing common shares of Global Arena;

A certified copy of the "Charter Documents" of Global Arena, and a good standing certificate for Global Arena issued by the Secretary of State of the State of Delaware; and

Such other instruments and documents, in form and substance reasonably acceptable to Global Arena, as may be necessary to affect the Closing.

Section 2.5   Warrants in Global Arena.   The warrant holders in Global
Arena shall agree to exchange such Warrants and any rights attached
thereto for warrants of comparable value in China Stationery   There
are currently Series A warrants to purchase one million, eight hundred thirty two thousand, seven hundred fifty (1,832,750) common shares at exercise prices ranging from $.46 to $1.00 per common share and Series B warrants to purchase one million, eight hundred thirty two thousand, seven hundred fifty (1,832,750) common shares at exercise prices ranging from $.52 to $1.00 per common share.

Section 2.6   Mechanics for Closing Merger.   At the Closing, each
party shall execute and deliver, or cause to be executed and delivered to the other party, all monies, common stock, documents and instruments, in form and substance satisfactory as reasonably required
to carry out or evidence the terms of this Agreement.   Upon the
approval of the shareholders of Global Arena and China Stationery, the executed Articles of Merger shall be filed with the Delaware Secretary of State.

Section 2.7   Certificate of Incorporation of the Surviving
Corporation.   At the "Effective Date" of the Merger, the Charter
Documents of China Stationery as in effect immediately prior to the Effective Date shall be the Charter Documents of the Surviving
Corporation.

Section 2.8   Bylaws of the Surviving Corporation.   At the Effective
Date of the Merger, the bylaws of China Stationery, as in effective immediately prior to the Effective Date, shall be the bylaws of the Surviving Corporation.

Section 2.9   Further Assurances.   At or after the Closing, Global
Arena, at the request of China Stationery, shall promptly execute and deliver, or cause to be executed and delivered, to China Stationery all such documents and instruments, in form and substance satisfactory to China Stationery, as China Stationery reasonably may request in order to carry out or evidence the terms of this Agreement.

ARTICLE 3
Representations and Warranties of Global Arena

Global Arena represents and warrants to China Stationery that the statements contained in Article 3 are true and complete and will be correct and complete, as of the date of this Agreement and as of Closing, as follows:

Section 3.1 Organization and Qualification of Global Arena.   Global
Arena is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Global Arena is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined). The term "Material Adverse Effect" means any adverse change or effect that when taken individually or together with all other adverse changes an effects, is or is reasonably likely to be materially adverse to the business, operations, results of operations or financial condition of Global Arena.

Section 3.2   Authority.   Global Arena has all requisite corporate
power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Global Arena have been duly and validly authorized by all necessary action on the part of Global Arena. This Agreement has been duly and validly executed and delivered by Global Arena, and is a valid and binding obligation of Global Arena, enforceable against Global Arena in accordance with its terms.

Section 3.3   Ownership and Number of Shares of Global Arena Stock.
The shareholders listed on Exhibit 3.3 own all of the issued and outstanding shares the Global Arena Stock, beneficially and of record, free and clear of all liens. The Global Arena Stock is not subject to, or bound or affected by, any proxies, voting agreements, or other
restrictions on the incidents of ownership hereof.   There are not, and
will not be at Closing more than twelve million (12,000,000) outstanding common shares.

Section 3.4    Subsidiaries.   Except as disclosed on Exhibit 3.4,
Global Arena does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 3.5   Capitalization of Global Arena.   The authorized capital
stock of Global Arena consists of fifteen million (15,000,000) shares of common stock $.00001 par value per share, of which twelve million (12,000,000) shares are validly issued and outstanding, fully paid and non-assessable. There are Series A warrants to purchase up to one million, eight hundred thirty two thousand, seven hundred fifty (1,832,750) common shares at exercise prices ranging from $.46 to $1.00 per common share and Series B warrants to purchase up to one million, eight hundred thirty two thousand, seven hundred fifty (1,832,750) common shares at exercise prices ranging from $.52 to $1.00 per common share. There are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Global Arena to purchase or otherwise acquire any securities of or equity interest in Global Arena. All of the issued and outstanding shares of Global Arena were issued in compliance with all applicable state and federal securities laws, and shall remain free from any encumbrances or Liens.

Section 3.6   No Conflicts; Required Consents.   The execution,
delivery and performance by Global Arena of this Agreement will not: conflict with or violate any provision of the articles or Charter
Documents of Global Arena;

   -  violate any Legal Requirements;

   - result in the creation or imposition of any Lien against or upon the Global Arena Stock or any of the assets or properties owned or leased by Global Arena; or

   - require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person.

Section 3.7   Litigation.   Other than disclosed in Exhibit 3.7, there
is no litigation pending or, to Global Arena's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Global Arena or its operations, nor, to Global
Arena's knowledge, is there any basis for any such litigation.

Section 3.8   Compliance with Applicable Legal Requirements.   Conduct
by Global Arena of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Global Arena, proposed to become effective; and Global Arena has received no notice of any violation by Global Arena of any Legal Requirements applicable to Global Arena or its activities as currently conducted; and Global Arena knows of no basis for the allegation of any such violation.

Section 3.9   Financial Statements.   Global Arena will deliver to
China Stationery the audited financial statements from inception to December 31, 2010 (the "Financial Statements"). The Financial Statements will be prepared in accordance with GAAP and present fairly the financial position of Global Arena as of the date indicated.

Section 3.10   Liabilities.   Global Arena has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the Financial Statements or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Global Arena since the date of the Financial Statements.

Section 3.11   Taxes.   Except as set forth in Exhibit 3.11(a), all Tax
Returns required to be filed by or with respect to Global Arena have been properly and timely filed and all such Tax Returns are complete
and accurate in all material respects.   Except to the extent reserved
or reflected against on the Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by
Global Arena have been paid in full.   All Taxes required to be
withheld and paid over by Global Arena to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

Except as set forth in Exhibit 3.11(b):

   - no Tax authority in a jurisdiction where Global Arena does not file Tax Returns has made a written claim, assertion or threat that Global Arena is or may be subject to tax in such jurisdiction;

   - no deficiencies for any tax have been threatened, proposed, asserted or assessed against Global Arena that have not been satisfied;

   - no audits or examinations with respect to Global Arena are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

   - no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to Global Arena;

   - there are no Tax rulings, requests for rulings, closing agreements relating to Global Arena that could affect the liability for Taxes of Global Arena for any period (or portion of a period) after the Closing; and

   - no power of attorney has been granted by Global Arena with respect to any matter relating to Taxes of Global Arena that is currently in force.

Global Arena is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group
disclosed in Exhibit 3.11(c).   Except as set forth in Exhibit 3.11(c),
Global Arena has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which Global Arena has filed income tax
returns for taxable periods ending on or December 31, 2009.   Global
Arena will not, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

There are no tax liens on any assets of Global Arena, except liens for taxes not yet due and payable.

Section 3.12   Absence of Certain Changes or Events.    Except as set
forth in Exhibit 3.12, since the date of the Financial Statements there has not occurred:

      (a)	any material and adverse change in the financial condition
or operations of Global Arena;

      (b)	any damage, destruction or loss to or of any of the
material assets or properties owned or leased by Global Arena;

	(c)	the creation or attachment of any Lien against the capital
stock of Global Arena;

	(d)	any waiver, release, discharge, transfer, or cancellation
by Global Arena of any rights or claims of material value;

     (e)	any issuance by Global Arena of any securities, or any
merger or consolidation of Global Arena with any other Person, or any acquisition by Global Arena of the business of any other Person;

     (f)	any incurrence, assumption or guarantee by Global Arena of
any indebtedness or liability;

	(g)	any declaration, setting aside or payment by Global Arena
of any dividends on, or any other distribution with respect to, any capital stock of Global Arena or any repurchase, redemption, or other acquisition of any capital stock of Global Arena;

     (h)	(A) any payment of any bonus, profit sharing, pension or
similar payment or arrangement or special compensation to any employee of Global Arena, except in the ordinary course of the business of Global Arena, or (B) any material increase in the compensation payable or to become payable to any employee of Global Arena; or

	(i)	the entry by Global Arena into any Contract to do any of
the foregoing.

Section 3.13   Material Global Arena Contracts.   As of the date of
this Agreement, Global Arena does not have except as disclosed in
Exhibit 3.13:

     (a)	contracts evidence or evidencing or relating to any
liabilities or obligations of Global Arena, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Global Arena;

     (b)	joint venture or partnership Contracts between Global Arena
and any other person;

     (c)	Contracts limiting the management of Global Arena to engage
in or to compete in any activity, or to use or disclose any information in its possession;

     (d)	any other Contracts to which Global Arena is a party or by
which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Global Arena exceeding $50,000 in any twelve-month period (collectively herein as the "Material Global Arena Contract"). Global Arena has delivered to China Stationery true and complete copies of each of the Material Global Arena Contracts, including any amendments thereto or, in the case of oral Material
Global Arena Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Global Arena, and Global Arena has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);

     (e)	there has not occurred any default (without regard to lapse
of time, the giving of notice, or the election of any person other than Global Arena, or any combination thereof) by Global Arena, nor, to the knowledge of Global Arena, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Global Arena, or any combination thereof) by any other person, under any of the Material Global Arena Contracts; and

     (f)	 to the knowledge of Global Arena, there is no other person
in arrears in the performance or satisfaction of its obligations under any of the Material Global Arena Contracts, and no waiver has been granted by any of the parties thereto.

Section 3.14   Assets and Properties.

(a) Global Arena has good title to all of the material tangible personal assets and properties which it purports to own (including those reflected on the Financial Statement, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, which are not individually or in the aggregate material), free and clear of all Encumbrances, except as set forth in Exhibit 3.14(a) and (b) liens for taxes not yet due and payable or due but not delinquent or being
contested in good faith by appropriate proceedings.   Except as set
forth in Exhibit 3.14(a), the assets owned or leased by Global Arena constitute all the assets used in and necessary to conduct the business as currently conducted.

(b)	All material tangible property and assets owned or utilized by
Global Arena are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business as presently conducted. All buildings, plants and other structures owned or otherwise utilized by Global Arena are in good condition and repair (except for ordinary wear and tear) in all material respects.

(c)	Global Arena owns no real property.

(d)	Exhibit 3.14(d) sets forth a list of all real property leased by
Global Arena (the "Leased Real Property"). Global Arena has made available to Global Arena true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property:

Global Arena has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances; and

   - all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists. Except as set forth on
Exhibit 3.14(d),

   - each such lease or sublease is legal, valid, binding and enforceable and in full force and effect, and the consummation of the transactions contemplated by this Agreement will not cause a material breach under any such lease or sublease.

(e) Except as set forth on Exhibit 3.14(d):

   (i)	Global Arena has not received written notice of any pending
or threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

   (ii) 	the Leased Real Property, the use and occupancy thereof by
Global Arena, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

Global Arena has received, written notice of a material violation of the restrictions or laws described in the foregoing clause (ii); and none of the structures or improvements on any of the Leased Real Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 3.15   Books and Records.   All of the books, records and
accounts of Global Arena are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Global Arena has previously delivered to Global Arena the complete stock record book of Global Arena and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Global Arena since the date of its incorporation.

Section 3.16   Certain Interests.   None of Global Arena or its
officers, directors, or holders of ten percent (10%) or more of Global Arena Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person that is a competitor, supplier or customer of Global Arena.

Section 3.17   Bank Accounts.   Exhibit 3.17 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Global Arena and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 3.18   Changes in Circumstances.   Global Arena has no
knowledge of:

   - any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Global Arena; or

   - any Legal Requirements currently in effect from which Global Arena currently is, or any currently proposed Legal Requirements from which Global Arena would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Global Arena following closing.

Section 3.19 Intellectual Property.
	(a)	Exhibit 3.19(a) sets forth a true and complete list of all
Software, registered U.S. and foreign patents and patent applications, registered U.S. and foreign trademark applications, registered U.S. and foreign copyrights and copyright applications and other Intellectual Property (as hereinafter defined), in each case owned by Global Arena and material to the business of Global Arena ("Global Arena Owned Intellectual Property"),

   - licenses for the Software licensed to Global Arena or by Global Arena to a third party (as hereinafter defined), in each case that are material to the business of Global Arena ("Global Arena Licensed
Intellectual Property"), and

   - all Software and Intellectual Property that is licensed by Global Arena to a third party ("Third Party Licensed Intellectual Property").

(b)	To the knowledge of Global Arena, the conduct of the business of
Global Arena as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted against Global Arena that the conduct of the business of Global Arena as currently conducted infringes or may infringe or misappropriate the Intellectual Property rights of any third party.

(c)	With respect to each item of Global Arena Owned Intellectual
Property, Global Arena is the sole owner of the entire right, title and interest in and to such Intellectual Property and without limitation of the foregoing is entitled to use such Intellectual Property in the continued operation of its business.

(d)	With respect to each item of Global Arena Licensed Intellectual
Property, Global Arena has the right to use such Global Arena Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Global Arena Licensed Intellectual Property.

(e)	To the knowledge of Global Arena, Global Arena Owned Intellectual
Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(f)	To the knowledge of Global Arena, no person is engaging in any activity that infringes upon Global Arena Owned Intellectual Property.

(g)	To the knowledge of Global Arena, each license of Global Arena
Licensed Intellectual Property and Third Party Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect.

(h)	To the knowledge of Global Arena, neither party to any license of
Global Arena Licensed Intellectual Property nor any Third Party
Licensed Intellectual Property is in breach thereof or default thereunder.

(i)	The Software of Global Arena is free of all viruses, worms,
trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

(j)	No rights in the Software of Global Arena have been transferred to any third party except to the customers of Global Arena to whom Global Arena has licensed the right to use all Software in the ordinary course of business.

(k)	Global Arena has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of Global Arena, or that is required to operate or modify the Software of Global Arena.

Section 3.20	Commitments.

(a)	Exhibit 3.20(a) sets forth, as of the date hereof, each contract or agreement, whether written or oral (including any and all amendments thereto), to which Global Arena is a party, or by which Global Arena is bound (collectively, the "Commitments") of the following types:
   (i)	Commitments for the sale of any real or personal (tangible
or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;
   (ii)	Commitments for the construction, modification or repair of
any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, providing for aggregate payments in excess of $50,000.00;
   (iii)	Commitments relating to the acquisition by Global Arena or
a Subsidiary of any operating business or the capital stock of any other person or entity that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;
   (iv)	Commitments pursuant to which any party is required to
purchase or sell a stated portion of its requirements or output to another party or perform a stated amount of service for, on behalf of, or upon the referral of another party;
   (v)	Commitments relating to any Litigation (as defined
hereinafter in Section 3.7);
   (vi)	Commitments under which Global Arena agrees to indemnify
any person or entity;
   (vii)	Commitments containing covenants of Global Arena not to
compete do business in any line of business or in any geographical area or with any person or entity, or to disclose certain information, or covenants of any person or entity not to compete with Global Arena in any line of business or in any geographical area or disclose information concerning Global Arena;
   (viii)	Commitments pursuant to which Global Arena (A) leases,
subleases, licenses or otherwise has the right to use any personal property or (B) is the lessor of any personal property;
   (ix)	Commitments in respect of any joint venture, partnership or
other similar arrangement (including, without limitation, any joint development agreement);
   (x)	Commitments relating to any governmental or regulatory
authority;
   (xi)	Commitments for the lease or sub-lease of any real
property;
   (xii)	Commitments for the leasing of any personal property;
  (xiii)	Commitments relating to outstanding letters of credit or
performance bonds or creating any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business;
   (xiv)	Commitments that involve in excess of $50,000.00 in the
aggregate or that may not be terminated on less than ninety (90) days'
notice;
   (xv)	Commitments (other than those specified in any of clauses
(i) through (xiv) of this paragraph (a)) which relate to or affect the business or any of the assets or properties of Global Arena in any way that are material to the business; and
  (xvi)	Commitments currently in negotiation by Global Arena of a
type, which if entered into would be required to be listed on Exhibit 3.20(a) or to be disclosed on any other Schedule hereto.

Except as set forth in Exhibit 3.20(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against Global Arena, and to the knowledge of Global Arena, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used in the conduct of the Business, have been delivered to Global Arena. Except as set forth in Exhibit 3.20(b): there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed in Exhibit 3.20(a), except for breaches, violations and defaults, or Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material; and neither Global Arena nor any other party to any of the Commitments listed in Exhibit 3.20(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.



Section 3.21 Compliance with Laws. Except as set forth in Exhibit 3.21, Global Arena has not received any written notice of any violation of any applicable laws, rules, regulations and orders relating to the operation, conduct or ownership of the business. Global Arena has all permits, licenses, certificates and authorizations of governmental and regulatory authorities necessary for the conduct of their business as presently conducted, except where the failure to have any such permit, certificate, or authorization would not have a Material Adverse Effect.

Section 3.22	Employee Benefit Plans; Labor Matters.
(a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "Employee Benefit Plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Global Arena, or with respect to which Global Arena could incur liability under Section 4069 or 4201(c) of ERISA (Global Arena Benefit Plans"), Global Arena has made available to China Stationery a true and correct copy of

   - the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"),
   -  such Global Arena Benefit Plan,
   -  each trust agreement relating to such Global Arena Benefit Plan,
   - the most recent summary plan described for each Global Arena Benefit Plan for which a summary plan described is required, the most recent actuarial report or valuation relating to a Global Arena Benefit Plan subject to Title IV of ERISA, if any, and
   - the most recent determination letter, if any, issued by the IRS with respect to any Global Arena Benefit Plan qualified under Section 401 (a) of the Code.

(b)	With respect to Global Arena Benefit Plans, no event has occurred and, to the knowledge of Global Arena, there exists no condition or set of circumstances, in connection with which Global Arena could be subject to any liability under the terms of such Global Arena Benefit Plans, ERISA, the Code or any other applicable law except as would not have a Global Arena Material Adverse Effect. Global Arena has no actual or contingent liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation) except as would not have a Global Arena Material Adverse Effect.

(c)	Global Arena has made available to Global Arena:
   (i)	copies of all employment agreements with officers or key
employees of Global Arena or any of its subsidiaries;
   (ii)	copies of all severance agreements, programs and policies
of Global Arena; and
copies of all plans, programs, agreements and other arrangements of Global Arena, which contain change in control provisions.

(d)	Except as set forth in Exhibit 3.22(d), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

   - result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of Global Arena under any Global Arena Benefit Plan or otherwise;
   - materially increase any benefits otherwise payable under any Global Arena Benefit Plan; or
   - result in any acceleration of the time of payment or vesting of any material benefits.

(e)	Except as set forth in Exhibit 3.22(e) or as required by law, no
Global Arena Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

(f)	Global Arena
   (i)	is in material compliance with all applicable federal,
state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees;
   (ii)	has withheld all amounts required by law or by agreement to
be withheld from the wages, salaries and other payments to employees;
is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
   (iii)	is not liable for any payment to any trust or other fund or
to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees.

(g)	No employees are currently represented by any labor union for purposes of collective bargaining and to the knowledge of Global Arena, no activities the purpose of which is to achieve such representation of all or some of such employees are threatened or ongoing. No work stoppage or labor strike against Global Arena by employees is pending or to the knowledge of Global Arena threatened. Global Arena is not:
   (i)	involved in or threatened with any labor dispute,
grievance, or litigation relating to labor matters involving any employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints;
   (ii)	engaged in any unfair labor practices within the meaning of
the National Labor Relations Act or the Railway Labor Act; or
(iii)	presently, nor has it been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no such agreement or contract is currently being negotiated by Global Arena or any of its affiliates.

(h)	COBRA, FMLA, HIPAA, Cancer Rights.  With respect to each Global
Arena Employee Plan, Global Arena has complied with:
   (i)	the applicable health care continuation and notice
provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation;
   (ii)	the applicable requirements of the Family and Medical Leave
Act of 1993 ("FMLA") and the regulations thereunder;
the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPPAA"); and

   (iii) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Global Arena. Global Arena has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

Section 3.23	Environmental Matters.
(a)	To the knowledge of Global Arena, it is and has at all times been in compliance with all environmental laws governing Global Arena and its business, operations, properties and assets, except as would not have a Material Adverse Effect.

(b)	There are no judgments and no material non-compliance orders, warning letters, notices of violation, claims, suits, actions, penalties, fines, or administrative or judicial investigations of any nature or to the knowledge of Global Arena proceedings pending or threatened in writing against or involving Global Arena, any Governmental Authority or third party with respect to any environmental laws of licenses issued to Global Arena, except as would not have a Material Adverse Effect.

Section 3.24 	Insurance.   All of the material assets of Global
Arena and all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Global Arena is not in default with respect to its obligations under any material insurance policy maintained by it.
Exhibit 3.24 sets forth a list of all insurance coverage carried by Global Arena, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Global Arena has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and Global Arena has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by Global Arena under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Global Arena has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 3.25   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by Global Arena or any representatives of Global Arena to China Stationery or any of the representatives of Global Arena in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Global Arena, Global Arena has disclosed to China Stationery as the purchaser of China Stationery Common Stock all material information relating to Global Arena and its activities as currently conducted.


ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CREATIVE

China Stationery represents and warrants to Global Arena that the statements made in Article 4 are true and complete, as of the date of this Agreement and will be correct and complete as of Closing, as follows:

Section 4.1   Organization and Qualification of China Stationery.
China Stationery is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted. China Stationery is duly qualified to do business as a foreign corporation in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

Section 4.2   Authority.   China Stationery has all requisite corporate
power and authority to execute, deliver and perform this Agreement.
The execution, delivery, and performance of this Agreement by China Stationery have been duly and validly authorized by all necessary action on the part of China Stationery. This Agreement has been duly and validly executed and delivered by China Stationery, and is the valid and binding obligation of China Stationery, enforceable against China Stationery in accordance with its terms.

Section 4.3   Capitalization of China Stationery.   The authorized
capital stock of China Stationery consists of one hundred million (100,000,000) authorized shares of common stock $.001 par value per share of which eleven million, nine hundred eighty seven, four hundred twenty seven (11,987,427) are issued and outstanding fully paid and non assessable and two million (2,000,000) authorized shares, of preferred shares .001 par value per share of which five hundred thousand (500,000) are validly issued and outstanding. Except as listed in
Exhibit 4.3, there are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, China Stationery to purchase or otherwise acquire any securities of or equity interest in China Stationery.

China Stationery shall effectuate a 1 for 20 reverse stock split prior to the Merger. As a result, there will be no more than four hundred nine thousand, five hundred twenty four (409,524) common shares issued and outstanding at Closing.

Section 4.4   No Conflicts; Required Consents.   The execution,
delivery and performance by China Stationery of this Agreement does not and will not: (i) conflict with or violate any provisions of the Charter Documents of China Stationery; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which China Stationery is a party or by which China Stationery or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization, report or other document with, any Governmental Authority or other person.

Section 4.5 Validity and Ownership of China Stationery Common Stock. The China Stationery Common Stock received by the shareholders of Global Arena at the Closing will be validly issued and outstanding, fully paid and non-assessable. The China Stationery Common Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof, and shall remain free from any encumbrances or Liens.

Section 4.6   Subsidiaries.   China Stationery does not control or hold
direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation other than described in Exhibit 4.6.

Section 4.7   Litigation.   Other than disclosed in Exhibit 4.7, there
is no litigation pending or, to China Stationery's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against China Stationery or its operations, nor, to China Stationery's knowledge, is there any basis for any such litigation.

Section 4.8   Compliance with Applicable Legal Requirements.   Conduct
by China Stationery of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of China Stationery, proposed to become effective; and China Stationery has received no notice of any violation by China Stationery of any Legal Requirements applicable to China Stationery or its activities as currently conducted; and China Stationery knows of no basis for the allegation of any such violation.

Section 4.9 Financial Statements. China Stationery has delivered to Global Arena the audited financial statements of China Stationery as of December 31, 2009 and the unaudited interim financial statements of China Stationery as of September 30, 2010 (the "China Stationery Financial Statements"). The Financial Statements were prepared in accordance with GAAP and present fairly the financial position of China Stationery as of the date indicated.

Section 4.10   Liabilities.   China Stationery has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the balance sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of China Stationery since the date of the Financial
Statements.   At Closing, China Stationery shall have no liabilities or
obligations, including state and federal tax liabilities.

Section 4.11 Tax Returns and Payments. Except as set forth in Exhibit 4.11(a), all Tax Returns required to be filed by or with respect to China Stationery have been properly and timely filed and all such Tax
Returns are complete and accurate in all material respects.   Except to
the extent reserved or reflected against on the Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise
due and payable by China Stationery have been paid in full.   All Taxes
required to be withheld and paid over by China Stationery to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

(b)	Except as set forth in Exhibit 4.11(b):

(i)	no Tax authority in a jurisdiction where China Stationery does not file Tax Returns has made a written claim, assertion or threat that Global Arena is or may be subject to tax in such jurisdiction;

(ii)	no deficiencies for any tax have been threatened, proposed,
asserted or assessed against China Stationery that have not been satisfied;

(iii)	no audits or examinations with respect to China Stationery are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

(iv)	no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to China
Stationery;

(v)	there are no Tax rulings, requests for rulings, closing
agreements relating to China Stationery that could affect the liability for Taxes of China Stationery for any period (or portion of a period) after the Closing; and

(iv)	no power of attorney has been granted by China Stationery with respect to any matter relating to Taxes of China Stationery that is currently in force.

(c)	China Stationery is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group other than the consolidated, combined or unitary group disclosed in
Exhibit 4.11(c). Except as set forth in Exhibit 4.11(c), China Stationery has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which China Stationery has filed income tax
returns for taxable periods ending on or December 31, 2009.   China
Stationery will not, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

           (d)	There are no tax liens on any assets of China
Stationery, except liens for taxes not yet due and payable.

Section 4.12   Absence of Certain Changes or Events.   Except as listed
in Exhibit 4.12, since the date of the China Stationery Financial
Statements there has not occurred:

	(a)	any material and adverse change in the financial condition
or operations of China Stationery;

	(b)	any damage, destruction or loss to or of any of the
material assets or properties owned or leased by China Stationery;

	(c)	the creation or attachment of any Lien against the Common
Stock of China Stationery;

	(d)	any waiver, release, discharge, transfer, or cancellation
by China Stationery of any rights or claims of material value;

	(e)	any issuance by China Stationery of any securities, or any
merger or consolidation of China Stationery with any other Person, or any acquisition by China Stationery of the business of any other
Person;

	(f)	any incurrence, assumption or guarantee by China Stationery
of any indebtedness or liability;

	(g)	any declaration, setting aside or payment by China
Stationery of any dividends on, or any other distribution with respect to, any capital stock of China Stationery or any repurchase, redemption, or other acquisition of any capital stock of China
Stationery;

	(h)	(A)	any payment of any bonus, profit sharing, pension or
similar payment or arrangement or special compensation to any employee of China Stationery, except in the ordinary course of the administration of China Stationery, or (B) any increase in the compensation payable or to become payable to any employee of China Stationery; or

	(i)	the entry by China Stationery into any Contract to do any
of the foregoing.

Section 4.13   Material China Stationery Contracts.   As of the date of
this Agreement, China Stationery does not have except as disclosed in
Exhibit 4.13:

(a)	contracts evidence or evidencing or relating to any liabilities or obligations of China Stationery, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by China Stationery;

(b)	joint venture or partnership Contracts between China Stationery and any other person;

(c)	contracts limiting the China Stationery to engage in or to
compete in any activity, or to use or disclose any information in its possession;

(d)	any other contracts to which China Stationery is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by China Stationery exceeding $50,000 in any twelve-month period (collectively herein as the
"Material China Stationery Contract").   China Stationery has delivered
to Global Arena true and complete copies of each of the Material China Stationery Contracts, including any amendments thereto (or, in the case of oral Material China Stationery Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than China Stationery, has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);

(e)	there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than China Stationery, or any combination thereof) by China Stationery, nor, to the knowledge of China Stationery, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of China Stationery, or any combination thereof) by any other person, under any of the Material China Stationery Contracts; and

(f)	neither China Stationery nor, to the knowledge of China
Stationery, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material China Stationery Contracts, and no waiver has been granted by any of the parties thereto.

Section 4.14 (a)  Real Property.   As of the date of this Agreement,
China Stationery does not own any real property.

(b)	Leased Property.  Exhibit 4.14(b) sets forth a list of all real property leased by China Stationery (the "Leased Real Property").
China Stationery has made available to China Stationery true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property except as set forth on Exhibit 4.14(b)

(i)	China Stationery has not received written notice of any pending or, to the knowledge of the Stockholders, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

(ii)	 the Leased Real Property, the use and occupancy thereof by China
Stationery, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

(iii)	China Stationery has received, written notice of a material
violation of the restrictions or laws described in the foregoing clause
(ii); and

(iv)	none of the structures or improvements on any of the Leased Real
Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 4.15 Employees. As of the date of this Agreement, China Stationery does not have any employees except as disclosed in Exhibit 4.15.

Section 4.16   Books and Records.   All of the books, records and
accounts of China Stationery are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. China Stationery has previously delivered to Global Arena the complete stock record book of China Stationery and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of China Stationery since the date of its incorporation.

Section 4.17   Certain Interests.   None of China Stationery or its
officers, directors, or holders of ten percent (10%) or more of China Stationery Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of China Stationery.

Section 4.18   Bank Accounts.   Exhibit 4.18 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by China Stationery and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.19   Changes in Circumstances.   China Stationery has no
knowledge of:

(i)	any current or future condition or state of facts or
circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of China Stationery; or

(ii)	any Legal Requirements currently in effect from which China
Stationery currently is, or any currently proposed Legal Requirements from which China Stationery would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to China Stationery following closing.

Section 4.20    Insurance.   All of the material assets of China
Stationery and all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. China Stationery is not in default with respect to its obligations under any material insurance policy maintained by it.
Exhibit 4.20 sets forth a list of all insurance coverage carried by China Stationery, the carrier and the terms and amount of coverage.
All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. China Stationery has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and China Stationery has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by China Stationery under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. China Stationery has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 4.21   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by China Stationery or any representatives of China Stationery to China Stationery or any of the representatives of China Stationery in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of China Stationery, China Stationery has disclosed to China Stationery as the purchaser of China Stationery Common Stock all material information relating to China Stationery and its activities as currently conducted.


ARTICLE 5
Covenants of Global Arena and China Stationery

Section 5.1   Affirmative Covenants of Global Arena.   Except as Global
Arena may otherwise consent in writing, between the dates of this Agreement and Closing, Global Arena shall:

	(a)	conduct its business only in the usual, regular, and
ordinary course and in accordance with past practices:

(b)	(i)	duly comply with all applicable Legal Requirements;

(ii)	perform all of its obligations under all Global Arena Contracts without default; and

(iii)	maintain its books, records, and accounts on a basis consistent with past practices.

(c)	(i)	give to China Stationery and its counsel, accountants and
other representatives reasonable access during normal business hours to the premises of Global Arena, all of the assets and properties owned or leased by Global Arena, Global Arena's books and records, and Global Arena's personnel;

(ii)	furnish to China Stationery and such representatives all such additional documents (certified by an officer of Global Arena, if requested), financial information and other information as China
Stationery may from time to time reasonably request; and



(iii)	cause Global Arena's accountants to permit China Stationery and its accountants to examine the records and working papers pertaining to Global Arena's Financial Statements' provided that no investigation by Global Arena or its representatives will affect or limit the scope of any of the representations and warranties of Global Arena herein or in any Exhibit or other related document.

(d)	use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Global Arena in order to consummate the transactions contemplated hereby and deliver to Global Arena copies, satisfactory in form and substance to Global
Arena, of such approvals and consents;

 (e)	promptly deliver to China Stationery true and complete copies of all monthly and quarterly financial statements of Global Arena and any reports with respect to the activities of Global Arena which are prepared by or for Global Arena at any time from the date hereof until Closing; and

(f)	promptly notify China Stationery of any circumstance, event or action, by Global Arena or otherwise:
(i)	which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

(ii)	the existence, occurrence or taking of which would result in any of the representations and warranties of Global Arena in this Agreement or any Exhibit not being true and correct in all material respects.

Section 5.2   Negative Covenants of Global Arena.   Except as Global
Arena may otherwise consent in writing, between the dates of this Agreement and Closing, Global Arena shall not:

	(a)	change the character of its business;

	(b)	incur any liability or obligation or enter into any
Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

	(c)	incur, assume or guarantee any indebtedness or liability in
respect of borrowed money;

	(d)	make any capital expenditure or commitment for capital
expenditure exceeding $500,000 for a single project or $1,000,000 for all projects, whether or not in the ordinary course of business;

	(e)	modify, terminate, or abrogate any Material Global Arena
Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

	(f)	create or permit the creation or attachment of any Lien
against any of the assets or properties owned or leased by it;

	(g)	except as otherwise required by this Agreement, prepay any
material liabilities or obligations;

	(h)	issue any securities, or merge or consolidate with any
other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

	(i)	declare, set aside or pay any dividends on, or make any
other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

(j)	enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3   Affirmative Covenants of China Stationery.   Except as
Global Arena may otherwise consent in writing, between the dates of this Agreement and Closing, China Stationery shall:

	(a)	conduct its business only in the usual, regular, and
ordinary course and in accordance with past practices;

	(b)	(i)	duly comply with all applicable Legal Requirements;

(ii)	perform all of its obligations under all China Stationery
Contracts without default; and
(iii)	maintain its books, records, and accounts on a basis consistent with past practices.

	(c)	(i)	give to Global Arena and its counsel, accountants and
other representatives reasonable access during normal business hours to the premises of China Stationery, all of the assets and properties owned or leased by China Stationery, China Stationery's books and records, and China Stationery's personnel:

(ii)	furnish to Global Arena and such representatives all such
additional documents (certified by an officer of China Stationery, if requested), financial information and other information as Global Arena may from time to time reasonably request; and

cause China Stationery's accountants to permit Global Arena and its accountants to examine the records and working papers pertaining to China Stationery's Financial Statements' provided that no investigation by Global Arena or its representatives will affect or limit the scope of any of the representations and warranties of China Stationery herein or in any Exhibit or other related document.

(d)	use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Global Arena in order to consummate the transactions contemplated hereby and deliver to Global Arena copies, satisfactory in form and substance to Global
Arena, of such approvals and consents;

	(e)	promptly deliver to Global Arena true and complete copies
of all monthly and quarterly financial statements of China Stationery and any reports with respect to the activities of China Stationery which are prepared by or for China Stationery at any time from the date hereof until Closing; and

(f)	promptly notify Global Arena of any circumstance, event or
action, by China Stationery or otherwise:
(i)	which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

(ii) 	the existence, occurrence or taking of which would result in any of the representations and warranties of China Stationery in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4   Negative Covenants of China Stationery.   Except as
Global Arena may otherwise consent in writing, between the dates of this Agreement and Closing, China Stationery shall not:

	(a)	change the character of its business;

	(b)	incur any liability or obligation or enter into any
Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

	(c)	incur, assume or guarantee any indebtedness or liability in
respect of borrowed money;

	(d)	make any capital expenditure or commitment for capital
expenditure exceeding $5,000 for a single project or $10,000 for all projects, whether or not in the ordinary course of business;

	(e)	modify, terminate, or abrogate any Material China
Stationery Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

	(f)	create or permit the creation or attachment of any Lien
against any of the assets or properties owned or leased by it;

	(g)	except as otherwise required by this Agreement, prepay any
material liabilities or obligations;

	(h)	issue any securities, or merge or consolidate with any
other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

	(i)	declare, set aside or pay any dividends on, or make any
other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

	(j)	enter into any transaction or permit the taking of any
action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.5   Joint Undertakings.   Each of Global Arena and China
Stationery shall cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this


Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.6  Confidentiality.

(a)	Any non-public information that China Stationery may obtain from
Global Arena in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, China Stationery shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Global Arena; provided that

(i)	China Stationery may use and disclose any such information once it has been publicly disclosed (other than by China Stationery in breach of its obligations under this Section) or which rightfully has come into the possession of China Stationery (other than from Global Arena); and

(ii)	to the extent that China Stationery may become compelled by Legal
Requirements to disclose any of such information, China Stationery may disclose such information if it shall have used all reasonable efforts, and shall have afforded Global Arena the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.
In the event of termination of this Agreement, China Stationery shall use all reasonable efforts to cause to be delivered to Global Arena, and retain no copies of, any documents, work papers and other materials obtained by China Stationery or on its behalf from Global Arena, whether so obtained before or after the execution hereof.

(b)	Any non-public information that Global Arena may obtain from
China Stationery in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Global Arena shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of China Stationery; provided that

(i)	Global Arena may use and disclose any such information once it has been publicly disclosed (other than by Global Arena in breach of its obligations under this Section) or which rightfully has come into the possession of Global Arena (other than from China Stationery); and

(ii) 	to the extent that Global Arena may become compelled by Legal
Requirements to disclose any of such information, Global Arena may disclose such information if it shall have used all reasonable efforts, and shall have afforded China Stationery the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Global Arena shall use all reasonable efforts to cause to be delivered to China Stationery, and retain no copies of, any documents, work papers and other materials obtained by Global Arena or on its behalf from China Stationery, whether so obtained before or after the execution hereof.

Section 5.7   Publicity.   China Stationery and Global Arena shall each
consult with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable Legal Requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.

Section 5.8   Global Arena's Responsibility for Taxes; Returns; Audits.

 (a) 	Tax Returns; Filing and Payments.
(i)	Global Arena shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of Global Arena for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date.

(ii)	Global Arena shall prepare (or cause to be prepared) and file (or cause to be filed) all Income Tax Returns of Global Arena for any Taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date.

(iii)	The Tax Returns referred to in this Section 5.8(a)(i) and (ii), shall, to the extent not otherwise required by law, be prepared in a manner consistent with Global Arena's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.8(a)(i) and (ii) above, the party preparing such return shall provide the other party a draft of such Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Tax Return in a timely manner no later than thirty (30) days prior to the due date (taking into account valid extensions) for the filing of such Tax Return. The parties shall consult in good faith with regard to the form and content of such Tax Returns, provided that, in the event of any disagreement, the Tax Returns shall be filed in the form set forth by the party with responsibility for the preparation of the Tax Return.

(b)	Termination of Tax Sharing Agreements; Powers of Attorney.
(i)	Any Tax Sharing Agreement to which Global Arena is a party shall be terminated as of the Closing Date, and Global Arena shall have no further obligations thereunder. For purposes of this Agreement, the term "Tax Sharing Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.



(ii)	All powers of attorney granted by Global Arena with respect to
Taxes shall be revoked as of the Closing Date.
Between the date of the Agreement and the Closing Date, Global Arena will not cause or permit Global Arena to:
   (a) make any change in Global Arena's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes; or
   (b)	settle or otherwise dispose of any Tax audit, dispute, or
other Tax proceeding, in each case without Global Arena' express written consent thereto.

(c)	Assistance and Cooperation.
(i)	From and after the Closing Date, to the extent reasonably
requested by the other party, China Stationery and Global Arena shall assist and cooperate with each other in the preparation of any Tax Return which the other party is responsible to file pursuant to Section 5.8(a) herein and shall assist and cooperate with the other party in preparing for any audits or disputes relating to Taxes for which the other party is responsible pursuant to this Agreement. From and after the Closing Date, China Stationery and Global Arena shall, pursuant to the other party's reasonable request, make available to the other party all information, records and documents reasonably available to that party, which are necessary for the preparation of any Tax Return or resolution of any audit or dispute. In all such cases, the party seeking assistance or cooperation shall bear the expenses of the other party incurred in connection with respect thereto.

(ii)	From and after the Closing Date, China Stationery and Global
Arena shall provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Global Arena for taxable periods for which the other is liable under this Agreement, and shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

Section 5.9  China Stationery's Responsibility for Taxes; Returns;
Audits.

Tax Returns; Filing and Payments.
(i)	China Stationery shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of China Stationery for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date

(ii)	The Tax Returns referred to in this Section 5.9 shall, to the extent not otherwise required by law, be prepared in a manner consistent with China Stationery's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.9 above, between the dates of the Agreement and the Closing Date, Global Arena will not make any change in China Stationery's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes.



Section 5.10	Cooperation with Public Filings.   Global Arena shall
cooperate with China Stationery and its affiliates and advisors in the preparation and filing of any public filings (and any related documentation or filings) in a timely fashion and shall use its reasonable best efforts to assist China Stationery in having any such registration statement declared effective by the Securities and Exchange Commission as promptly as practicable and in maintaining the effectiveness of any such registration statement. If Global Arena shall obtain knowledge of any information pertaining to Global Arena that would require any amendment or supplement to any registration statement, Global Arena shall so advise China Stationery in writing and shall promptly furnish China Stationery with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement any such registration statement.

Section 5.11	Tax Reorganization.  Each party to this Agreement
hereby intends and agrees to take all reasonable actions to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and will immediately notify each of the other parties of any circumstance or condition of which it is or becomes
aware of which might cause the Merger to fail to so qualify.   Global
Arena represents that it has not taken any action that would cause the Merger to fail to so qualify as reorganization within the meaning of
Section 368(a) of the Code, and is not aware of any circumstances, which would cause the Merger to fail to so qualify.

ARTICLE 6
Conditions Precedent

Section 6.1   Conditions to Global Arena's Obligations.   The
obligations of Global Arena to consummate the transactions contemplated by this Agreement are subject to the following conditions:

	(a)	 Accuracy of Representations.   The representations of
China Stationery in this Agreement or in any Exhibit hereto shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)	Performance of Agreements.   China Stationery shall have
performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c)	Receipt of China Stationery Common Stock.   China Stationery
shall have delivered to Global Arena at Closing, certificates representing eighteen million (18,000,000) issued in the name of the shareholders of Global Arena.

	(d)	Officer's Certificate.   Global Arena shall have received a
certificate executed by an executive officer of China Stationery, dated as of Closing, reasonably satisfactory in form and substance to Global Arena certifying that the conditions stated in subparagraphs (a), (b) and (c) of this Section have been satisfied.

	(e)	Legal Proceedings.   There shall be no Legal Requirement,
and no judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction and no litigation shall be pending which restrains, makes illegal or prohibits consummation of the transactions contemplated hereby.

	(f)	Consents.   Global Arena shall have obtained evidence, in
form and substance satisfactory to it, that there has been obtained all consents, approvals and authorizations required by this Agreement.

	(g)	Resignation of Officers and Directors.   Each of the
officers and directors of China Stationery whose written resignation Global Arena has requested shall have delivered to Global Arena effective as of the Closing.

	(h)	Legal Matters Satisfactory to Global Arena's Counsel.   All
actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Global Arena's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.2   Conditions to China Stationery's Obligations.   The
obligations of China Stationery to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a)	Accuracy of Representations.   The representations of Global
Arena in this Agreement or in any Exhibit hereto shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)	Performance of Agreements.   Global Arena shall have performed
all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

(c)   Delivery of Global Arena Stock.   Global Arena shall have
delivered at Closing, certificates representing twelve million
(12,000,000) shares of common stock.

(d)	Officer's Certificate.   China Stationery shall have received a
certificate executed by an executive officer of Global Arena, dated as of Closing, reasonably satisfactory in form and substance to China Stationery, certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

(e)	Legal Proceedings.   There shall be no Legal Requirement, and no
judgment shall have been entered and not created by any governmental authority of competent jurisdiction and no litigation shall be pending which,

      (i)	restrains, make illegal or prohibits consummation of the
transactions contemplated hereby, or

     (ii)	could have a material adverse effect upon the operations or
financial condition of Global Arena.

(f)	Consents.   China Stationery shall have received evidence, in
form and substance satisfactory to it, that there have been obtained all consents, approvals, and authorizations required by this Agreement.

(g)	Legal Matters Satisfactory to China Stationery and its
Representatives.   All actions, proceedings, instruments and documents
required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by China Stationery's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

ARTICLE 7
Termination

Section 7.1   Termination Events.   This Agreement may be terminated
and the transactions contemplated hereby may be abandoned:

	(a)	at any time, by the mutual agreement of China Stationery
and Global Arena;

	(b)	by either China Stationery and Global Arena, if the other
is in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

	(c)	by China Stationery, if any of the conditions to its
obligations set forth in Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Global Arena; or

	(d)	by Global Arena, if any of the conditions to its
obligations set forth in Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of China Stationery; or

Section 7.2   Effect of Termination.   If this Agreement shall be
terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.6 and 5.7. In such event, Global Arena shall return any and all China Stationery Common Stock received hereunder and both parties shall file the necessary documents in the states of Delaware to complete the transfer of any and all Global Arena shares of stock received by China Stationery hereunder to the Principal Shareholders.




ARTICLE 8
Miscellaneous

Section 8.1 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any; time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver by Global Arena shall be authorized after the last vote of the stockholders of Global Arena if such waiver shall, in the judgment of the Board of Directors of China Stationery, affect materially and adversely the benefits of the China Stationery stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of Global Arena by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement, provided that such modification, after the last vote of the stockholders of China Stationery shall not, in the judgment of the Board of Directors of Global Arena, affect material and adversely the benefits of Global Arena's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 8.2   Finder Commissions.   Global Arena represents and
warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in Exhibit 8.2.

Section 8.3  Notices.   Any notice, request, instruction or other
document to be given hereunder or under the Agreement of Merger by any party to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

if to Global Arena, addressed to:

John Matthews, Chief Executive Officer
Global Arena Holding Subsidiary Corp.
708 Third Avenue
New York City, NY 10017

With Copies To:
Jody M. Walker
Attorney At Law
7841 South Garfield Way
Centennial, CO 80122



if to China Stationery, addressed to:

John Matthews, Chief Executive Officer
China Stationery and Office Supply, Inc.
708 Third Avenue
New York City, NY 10017

With copies to:

Jody M. Walker, Esq.
7841 South Garfield Way
Centennial, Colorado 80122

Section 8.4   Entire Agreement.   This Agreement including Exhibits and
referenced documents represents the entire agreement between the parties. Any and all other oral or written agreements concerning this merger shall be deemed null and void.

Section 8.5 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Delaware.

Section 8.6   Counterparts.   In order to facilitate the filing and
recording of this Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

Section 8.7	Successors and Assigns.  The terms and conditions of this
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other (except that China Stationery may without the prior written consent of Global Arena assign this Agreement to any affiliate of China Stationery so long as such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "China Stationery," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve China Stationery of its obligations under this
Agreement.   Notwithstanding anything contained in this Agreement to
the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.8	Headings.   The headings of the Articles, Sections and
paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 8.9	Modification and Waiver.   No amendment, modification or
alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.10	Expenses.   Except as otherwise provided herein,
China Stationery and Global Arena shall pay all costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their respective financial consultants, accountants and counsel.

Section 8.11	Severability.  If any provision of this Agreement is
held to be void, illegal or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such void, illegal or unenforceable provision never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected in any way by the void, illegal or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such severed provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such severed provision as may be possible and be valid, legal and enforceable

IN WITNESS WHEREOF, China Stationery and Global Arena, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

Global Arena Holding Subsidiary Corp.

By: /s/John Matthews
    --------------------------
   John Matthews
   Chief Executive Officer

Attest:
   /s/Josh Winkler
   ---------------------------
   Josh Winkler
   Chief Financial Officer


China Stationery and Office Supply, Inc.

By: /s/John Matthews
    --------------------------
   John Matthews
   Chief Executive Officer

Attest:
   /s/Josh Winkler
   ---------------------------
   Josh Winkler
   Director
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